SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ___________

                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                              (Amendment No. __)*



                              ALLIED HOLDINGS INC.
                              --------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                    019223106
                                 --------------
                                 (CUSIP Number)



                                December 29, 2005
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)



-----------------
     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 8 Pages

CUSIP NO. 194830204
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         ASPEN ADVISORS LLC

         13-4118717
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                              5    SOLE VOTING POWER
SHARES                                      -0-
BENEFICIALLY                                ------------------------------------
OWNED BY                               6    SHARED VOTING POWER
EACH REPORT-                                244,800
ING PERSON                                  ------------------------------------
WITH                                   7    SOLE DISPOSITIVE POWER
                                            -0-
                                            ------------------------------------
                                       8    SHARED DISPOSITIVE POWER
                                            244,800
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         244,800
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES                                                [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        2.73%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

CUSIP NO. 194830204
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         SOPRIS CAPITAL ADVISORS, LLC

         20-3177754
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                              5    SOLE VOTING POWER
SHARES                                      -0-
BENEFICIALLY                                ------------------------------------
OWNED BY                               6    SHARED VOTING POWER
EACH REPORT-                                244,800
ING PERSON                                  ------------------------------------
WITH                                   7    SOLE DISPOSITIVE POWER
                                            -0-
                                            ------------------------------------
                                       8    SHARED DISPOSITIVE POWER
                                            244,800
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         244,800
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES                                                [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        2.73%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

CUSIP NO. 194830204
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         NIKOS HECHT

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
--------------------------------------------------------------------------------
NUMBER OF                              5    SOLE VOTING POWER
SHARES                                      -0-
BENEFICIALLY                                ------------------------------------
OWNED BY                               6    SHARED VOTING POWER
EACH REPORT-                                489,600
ING PERSON                                  ------------------------------------
WITH                                   7    SOLE DISPOSITIVE POWER
                                            -0-
                                            ------------------------------------
                                       8    SHARED DISPOSITIVE POWER
                                            489,600
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         489,600
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES                                                [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.45%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

Item 1.
         (a)  Name of Issuer:

                  Allied Holdings Inc.

         (b)  Address of Issuer's Principal Executive Offices:

                  160 Clairmont Avenue, Ste 200
                  Decatur, GA 30030

Item 2.
         (a)  Name of Persons Filing:

                  Aspen Advisors LLC ("Aspen Advisors")
                  Sopris Capital Advisors, LLC ("Sopris Advisors")
                  Nikos Hecht
                  (collectively, the "Reporting Persons")

         (b)  Address of Principal Business Office or, if none, Residence:

                  The principal business office of Aspen Advisors is 152 West 57th Street, New York, NY, 10019. The principal business office of Sopris Advisors is 314 S. Galena Street, Suite 300, Aspen, CO 81611. The principal business office of Mr. Hecht is c/o Aspen Advisors LLC, 152 West 57th Street, New York, NY, 10019.

         (c)  Citizenship:

                  Aspen Advisors and Sopris Advisors are Delaware limited liability companies. Mr. Hecht is a citizen of the United States.

         (d)  Title of Class of Securities:

                  Common Stock

         (e)  CUSIP Number:

                      019223106

Item 3.  If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), Check Whether the Person Filing is a:

         (a)  [ ]  Broker or dealer registered under Section 15 of the Exchange
                   Act.
         (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
         (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
         (e)  [ ]  An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);
         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;
         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;
         (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)  Amount beneficially owned:

                      Aspen Advisors:                   244,800
                      Sopris Advisors:                  244,800
                      Mr. Hecht:                        489,600

         (b)  Percent of class:

                      Aspen Advisors:                   2.73%
                      Sopris Advisors:                  2.73%
                      Mr. Hecht:                        5.45%


         (c)  Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote:

                              Aspen Advisors:           -0-
                              Sopris Advisors:          -0-
                              Mr. Hecht:                -0-

                  (ii)  Shared power to vote or to direct the vote:

                              Aspen Advisors:           244,800
                              Sopris Advisors:          244,800
                              Mr. Hecht:                489,600

                  (iii) Sole power to dispose or to direct the disposition of:

                              Aspen Advisors:           -0-
                              Sopris Advisors:          -0-
                              Mr. Hecht:                -0-

                  (iv)  Shared power to dispose or to direct the disposition of:

                              Aspen Advisors:           244,800
                              Sopris Advisors:          244,800
                              Mr. Hecht:                489,600

         Of the shares reported as beneficially owned in this Schedule 13G, 244,800 shares are owned by private clients of Aspen Advisors and 244,800 shares are owned by private clients of Sopris Advisors. Mr. Hecht is the managing member of Aspen Advisors and of Sopris Advisors. Each of Aspen Advisors and Sopris Advisors, as investment manager for their respective private clients, has discretionary investment authority over the Common Stock held by their respective private clients. Accordingly, Mr. Hecht may be deemed to be the beneficial owner of the Common Stock held by the private clients of Aspen Advisors and Sopris Advisors.

Item 5.  Ownership of Five Percent or Less of a Class.

                                 NOT APPLICABLE

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Each of Aspen Advisors and Sopris Advisors serves as an investment manager for private clients, none of which, individually hold more than 5% of the Common Stock of the Issuer.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                                 NOT APPLICABLE

Item 8.  Identification and Classification of Members of the Group.

                                 NOT APPLICABLE

Item 9.  Notice of Dissolution of Group.

                                 NOT APPLICABLE

Item 10.  Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 6, 2006

                                               ASPEN ADVISORS LLC




                                               By: /s/ NIKOS HECHT
                                                   -----------------------------
                                                   Name:   Nikos Hecht
                                                   Title:  Managing Member

                                               SOPRIS CAPITAL ADVISORS, LLC




                                               By: /s/ NIKOS HECHT
                                                   -----------------------------
                                                    Name:  Nikos Hecht
                                                    Title: Managing Member



                                               /s/ NIKOS HECHT
                                               ---------------------------------
                                               Nikos Hecht